Exhibit 16.1

July 11, 2008

Securities and Exchange Commission
Washington, D.C. 20549

Ladies and Gentlemen:

We were previously principal accountants for PGMI, Inc. and, under the date of September 25, 2006, we reported on the consolidated financial statements of PGMI, Inc. as of June 30, 2006, and for the years ended June 30, 2006 and 2005. On December 20, 2007, we notified management of PGMI, Inc. that the auditor-client relationship has ceased.  We have read PGMI, Inc’s statements included under Item 4.01 of its Form 8-K dated July 11, 2008, and we agree with such statements, except that we are not in a position to agree or disagree with PGMI, Inc’s statement regarding Pritchett, Siler & Hardy, P.C. in the fourth paragraph of its Form 8-K.

Very truly yours,

/s/ McKennon, Wilson & Morgan LLP